Exhibit 99.1

For Further Information:

Simulations Plus, Inc.

42505 10th Street West

Lancaster, CA 93534-7059

CONTACT:

Simulations Plus Investor Relations	Hayden IR
Ms. Renee Bouche	Mr. Cameron Donahue
661-723-7723	651-653-1854
renee@simulations-plus.com	cameron@haydenir.com

 For Immediate Release:

November 18, 2015

Simulations Plus Reports FY2015 and Fourth Quarter FY2015 Financial Results

Full Fiscal Year Pharmaceutical Software and Services Up 59.8%;

Earnings per share $0.23 cents up $0.05 cents (22.4%) over prior year

LANCASTER, CA, November 18, 2015 – Simulations Plus, Inc. (NASDAQ: SLP), a leading provider of software for pharmaceutical discovery and development, today reported its financial results for its 2015 fiscal year (FY15) and fourth quarter (4Q15) ended August 31, 2015.

Results for the 2015 fiscal year (FY15):

•	Revenues were $18.31 million, representing an increase of 59.8% over $11.46 million in FY14
•	Gross profit was up 42.4% to $14.0 million, an increase of $4.17 million from $9.83 million in FY14
•	SG&A expense increased 53.5% to $6.81 million from $4.44 million in FY14
o	As a percent of sales, SG&A decreased to 37.2% from 38.7% in FY14
•	R&D expenditures were $2.50 million in FY15, an increase of 7.5% or $180,000, over $2.32 million in FY14
o	For FY15, $1.17 million was capitalized and $1.33 million was expensed
o	For FY14, $1.37 million was capitalized and $953,000 was expensed
•	Net income was $3.84 million, representing an increase of 27.0% from $3.03 million in FY14
•	Net income from operations increased 31.9%
•	Net income per fully diluted share was $0.226, representing an increase of 22.4% from $0.184 for FY14
•	Cash decreased slightly to $8.55 million, a decrease of $60,000 or 0.01%, from $8.6 million at the end of FY14 after distributing approximately $3.4 million in dividends to shareholders, and using $2.1 million for the Cognigen acquisition

Results for the fourth quarter FY15 (4Q15):

•	Revenues were $3.71 million, representing an increase of 85.8% over $2.0 million in 4Q14
•	Gross profit was up 71.4% to $2.64 million, an increase of $1.1 million from $1.54 million
•	SG&A increased 42.3% to $1.51 million from $1.06 million in 4Q14
•	R&D expenditures were $539,000, an increase of 3.9% from $519,000 in 4Q14

o	For 4Q15, $193,000 was capitalized and $346,000 was expensed
o	For 4Q14, $317,000 was capitalized and $202,000 was expensed

•	Net income was $491,000, representing an increase of 120.2% over $223,000 in 4Q14
•	Earnings per fully diluted share were $0.029, representing an increase of 114.2% over $0.013 in 4Q14

John Kneisel, chief financial officer for Simulations Plus, said: “Fiscal year 2015 was a banner year for Simulations Plus. The successful acquisition of Cognigen brought an additional $5.2 million of consulting revenues. Coupled with another strong year of organic growth of our flagship software products, we have completed another record financial year. 2015 diluted earnings per share were $0.23, a record year for the company. Cash balances of $8.55 million are substantially the same as the prior year, even after distributing $3.4 million in dividends, and using $2.1 million for the Cognigen acquisition.”

Walt Woltosz, chairman and chief executive officer of Simulations Plus, added: “Our continued growth is a tribute to our marketing and sales staff and our expanded scientific team, whose ongoing efforts to keep us out in front of the technologies in which we specialize have enabled us to hold onto our leadership position in a competitive market. New developments now underway are expected to continue this trend, and we believe our aggressive marketing and sales program and training workshops will continue to bolster our pipeline for continued growth.”

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Mr. Woltosz continued, “With the strategic acquisition of our Buffalo division (Cognigen), we believe we are leading the way to the integration of mechanistic physiologically based pharmacokinetics (PBPK) modeling as a critical support tool for clinical pharmacology. This has been an exciting step forward for the combined companies, more than doubling the Simulations Plus workforce and adding synergistic capabilities to our traditional offerings.”

Dr. Ted Grasela, president of Simulations Plus and Cognigen, added, “The creative applications of our software to address challenges in pharmaceutical research and development are especially evident within the discipline of clinical pharmacology. Simulations Plus now has combined strengths in PBPK and in clinical pharmacology, which is a combination that is being encouraged by regulatory agencies worldwide.”

John DiBella, vice president for marketing and sales for Simulations Plus, said: “4Q15 was strong for both software sales and consulting services. Revenue from new licenses comprised 13% of total revenue, renewal rates exceeded 90%, and consulting service revenue comprised 42% of the total revenue. For FY15, 86 new organizations, or new departments at existing organizations, are now utilizing our technology, growing our installed base. Included among these new licenses were orders from major regulatory agencies in the US and Asia, along with companies outside our core pharmaceutical market. We also experienced a robust 91% account, and 95% revenue, renewal rate for the year. The consulting services division, which continues to maintain a robust project pipeline heading into 2016, had revenue that comprised 32% of total revenue in FY15. With our continued focus on education and training, increased marketing efforts, and the upcoming release of the standalone PKPlus™ application along with upgrades to several existing products, we believe we’re in an excellent position to address the needs set forth by regulatory agencies and capitalize on the increased adoption of modeling & simulation technology across industries.”

Investor Conference Call November 18, 2015, 4:15 p.m. EST/1:15 p.m. PST

The Company will hold an investor conference call on Wednesday November 18, 2015, at 1:15 p.m. PST/4:15 p.m. EST. The conference call will be webcast live and may be joined by registering at https://attendee.gotowebinar.com/register/8292239990300836609. Upon registering, you will receive a confirmation e-mail with instructions for joining the call. Please dial in five to ten minutes prior to the scheduled start time. For listen-only mode, you may dial (646) 307-1720, and enter access code 235-661-318.

About Simulations Plus, Inc.

Simulations Plus, Inc., is a premier developer of drug discovery and development software, which is licensed to and used in the conduct of drug research by major pharmaceutical and biotechnology companies worldwide. The company is a global leader focused on improving the ways scientists use knowledge and data to predict the properties and outcomes of pharmaceutical and biotechnology agents. Our innovations in integrating new and existing science in medicinal chemistry, computational chemistry, pharmaceutical science, biology, and physiology into our software have made us the leading software provider for physiologically based pharmacokinetic modeling and simulation as well as a leading provider of both preclinical and clinical pharmacometric consulting services for regulatory submissions. For more information, visit our website at www.simulations-plus.com.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 – With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Our actual future results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of our new software products as well as improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, and a sustainable market. Further information on our risk factors is contained in our quarterly and annual reports as filed with the U.S. Securities and Exchange Commission.

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SIMULATIONS PLUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

As of August 31, 2015 and 2014

ASSETS
	2015	2014
Current assets
Cash and cash equivalents	$8,551,275	$8,614,929
Accounts receivable, net of allowance for doubtful accounts of $0	1,593,707	1,708,158
Revenues in excess of billings	795,125	158,914
Prepaid income taxes	–	748,359
Prepaid expenses and other current assets	381,718	188,160
Deferred income taxes	210,972	114,846
Total current assets	11,532,797	11,533,366
Long-term assets
Capitalized computer software development costs,
net of accumulated amortization of $7,632,421 and $6,609,283	3,798,339	3,452,541
Property and equipment, net	413,510	95,242
Intellectual property, net of accumulated amortization of $801,250 and $193,750	5,273,750	5,881,250
Other intangible assets net of accumulated amortization of $147,500	1,502,500	–
Goodwill	4,789,248	–
Other assets	34,082	18,445
Total assets	$27,344,226	$20,980,844

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$209,407	$130,547
Accrued payroll and other expenses	429,580	340,709
Accrued bonuses to officer	121,000	120,000
Income taxes payable	43,602	–
Other current liabilities	19,859	19,859
Current portion - Contracts payable	2,604,404	750,000
Billings in excess of revenues	106,534	–
Deferred revenue	78,945	30,370
Total current liabilities	3,613,331	1,391,485

Long-term liabilities
Deferred income taxes	3,190,419	2,375,874
Payments due under Contracts payable	1,000,000	1,750,000
Other long-term liabilities	8,274	28,134
Total liabilities	$7,812,024	$5,545,493

Commitments and contingencies

Shareholders' equity
Preferred stock, $0.001 par value
10,000,000 shares authorized
no shares issued and outstanding	$–	$–
Common stock, $0.001 par value
50,000,000 shares authorized
16,943,001 and 16,349,955 shares issued and outstanding	5,414	4,821
Additional paid-in capital	9,714,290	6,085,427
Retained earnings	9,812,498	9,345,103
Total shareholders' equity	$19,532,202	$15,435,351

Total liabilities and shareholders' equity	$27,344,226	$20,980,844

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SIMULATIONS PLUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the year ended August 31,

	2015	2014

Net Revenues	$18,314,248	$11,460,880
Cost of revenues	4,315,870	1,629,069
Gross margin	13,998,378	9,831,811
Operating expenses
Selling, general, and administrative	6,813,374	4,439,665
Research and development	1,328,476	952,774
Total operating expenses	8,141,850	5,392,439

Income from operations	5,856,528	4,439,372

Other income (expense)
Interest income	17,935	31,437
Gain(loss) on currency exchange	(181,534)	42,488
Total other income (expense)	(163,599)	73,925

Income from operations before provision for income taxes	5,692,929	4,513,297
Provision for income taxes	(1,849,968)	(1,487,806)
Net Income	$3,842,961	$3,025,491

Earnings per share
Basic	$0.23	$0.19
Diluted	$0.23	$0.18

Weighted-average common shares outstanding
Basic	16,864,670	16,173,674
Diluted	17,032,158	16,407,751

The accompanying notes are an integral part of these financial statements.

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